Schedule 13E-3 Exhibit (g)(3)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Suncoast Savings and Loan Association, FSA

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Suncoast Savings and Loan Association, FSA and its subsidiaries ("Suncoast") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Suncoast's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note A to the consolidated financial statements, Suncoast changed its method of accounting for mortgage servicing rights during 1996.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Miami, Florida
August 12, 1996

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
Consolidated Statements of Financial Condition                                              June 30,
                                                                                ------------------------------
                                                                                   1996               1995
                                                                                ----------         -----------

ASSETS                                                                                    (In thousands)
Cash and cash equivalents:
  Cash and amounts due from depository institutions                             $    1,260         $       157
  Interest-earning deposits                                                            622              43,613
                                                                                ----------         -----------
    Total cash and cash equivalents                                                  1,882              43,770
                                                                                ----------         -----------
Repurchase agreements                                                                                   75,000
Federal Home Loan Bank Stock                                                         3,875               3,758
Loans receivable:
  In portfolio                                                                     320,828             129,786
  Held for sale, sold under commitments                                              6,730               2,978
                                                                                ----------         -----------
    Total loans receivable, net                                                    327,558             132,764
                                                                                ----------         -----------
Mortgage-backed securities available for sale                                       18,391             136,856
Loan servicing assets:
  Purchased mortgage servicing rights                                                9,525               8,572
  Originated mortgage servicing rights                                                 834
  Premiums on the sale of loans                                                      1,359               1,533
                                                                                ----------         -----------
    Total loan servicing assets                                                     11,718              10,105
                                                                                ----------         -----------
Accrued interest and dividends receivable                                            3,042               2,123
Real estate owned, net                                                                 261                 523
Amounts due from purchasers of loans, loan
  servicing rights and mortgage-backed securities                                   19,883              43,941
Office properties and equipment                                                      6,640               6,285
Other assets                                                                         9,319               7,228
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                        $  301,201         $   337,854
Advances by borrowers for taxes and insurance                                        3,138               1,642
Advances from Federal Home Loan Bank and other borrowings                           68,500              88,623
Deferred income taxes                                                                  107                 115
Principal and interest payable on loans serviced for others                            274                 576
Other liabilities                                                                    3,811               8,759
                                                                                ----------         -----------
    Total liabilities                                                              377,031             437,569
                                                                                ----------         -----------

Commitments and contingencies (Notes D, M and N)

Stockholders' equity:
Preferred stock - $5.00 par value; 1,000,000 shares authorized;
  920,000 shares issued and outstanding                                              4,600               4,600
Common stock - $1.10 par value; 5,000,000 shares authorized; 1,996,930 shares
  and 1,982,530 shares, respectively, issued and outstanding                         2,197               2,181

Additional paid-in capital                                                          17,295              17,252
Retained earnings                                                                    1,642                 344
                                                                                ----------         -----------
                                                                                    25,734              24,377
Unrealized gain (loss) on mortgage-backed securities available
  for sale, net of deferred income taxes                                              (196)                407
                                                                                ----------         -----------
    Total stockholders' equity                                                      25,538              24,784
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========



The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Income                                                YEAR ENDED JUNE 30,
                                                                          ------------------------------------
                                                                            1996          1995          1994
                                                                          ---------     ---------    ---------
Interest income:                                                          (In thousands, except per share data)
  Loans                                                                   $  19,902     $   9,359    $  15,220
  Mortgage-backed securities                                                  5,276        16,731        1,575
  Premiums on the sale of loans                                                 127           145          155
  Repurchase agreements and investments                                       1,463         1,344          941
  Other                                                                       1,190           276          720
                                                                          ---------     ---------    ---------
                                                                             27,958        27,855       18,611
                                                                          ---------     ---------    ---------

Interest expense:
  Deposits                                                                   14,891        14,087        9,406
  Short-term borrowings                                                       2,982         4,931        1,504
  Long-term borrowings                                                           64
                                                                          ---------     ---------    ---------
                                                                             17,937        19,018       10,910
                                                                          ---------     ---------    ---------


Net interest income before provision for loan losses                         10,021         8,837        7,701
Provision for loan losses                                                       153            95
                                                                          ---------     ---------    ---------
Net interest income after provision for loan losses                           9,868         8,742        7,701
                                                                          ---------     ---------    ---------

Other income (expense):
  Loan servicing fees                                                         6,016         7,450        8,088
  Amortization of loan servicing assets                                      (1,617)       (1,175)      (3,508)
                                                                          ---------     ---------    ---------
  Loan servicing income                                                       4,399         6,275        4,580
  Gains on the sale of loans and loan servicing assets, net                     925           560       14,963
  Gains on the sale of mortgage-backed securities, net                        2,950         1,388
  Loan origination income                                                       435           391        6,075
  Other                                                                         817         1,316        1,555
                                                                          ---------     ---------    ---------
                                                                              9,526         9,930       27,173
                                                                          ---------     ---------    ---------

Non-interest expenses:
  Employee compensation and benefits                                          7,240         8,005       18,362
  Occupancy and equipment                                                     2,866         4,057        4,209
  Provision for losses on real estate                                            95            68          150
  Other                                                                       5,380         5,611        9,045
                                                                          ---------     ---------    ---------
                                                                             15,581        17,741       31,766
                                                                          ---------     ---------    ---------

Income before taxes                                                           3,813           931        3,108
Provision for income taxes                                                    1,411           330        1,005
                                                                          ---------     ---------    ---------
Net income                                                                $   2,402     $     601    $   2,103
                                                                          =========     =========    =========

Net income                                                                $   2,402     $     601    $   2,103
Preferred stock dividends                                                     1,104         1,104          780
                                                                          ---------     ---------    ---------
Earnings (loss) available to common stockholders                          $   1,298     $    (503)   $   1,323
                                                                          =========     =========    =========

Earnings (loss) per common share:
  Primary                                                                 $    0.61     $   (0.26)   $    0.63
  Fully diluted (omitted in 1995 due to anti-dilution)                    $    0.61                  $    0.59
Weighted-average common and common equivalent shares:
  Primary                                                                 2,137,327     1,940,275    2,105,358
  Fully diluted                                                           3,674,730     3,652,457    3,588,620


The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

                                                                                             UNREALIZED
                                                                                            GAIN (LOSS)
                                                                                            ON MORTGAGE-
                                                                                               BACKED
                                                                    ADDITIONAL               SECURITIES       TOTAL
                                              PREFERRED   COMMON      PAID-IN    RETAINED    AVAILABLE    STOCKHOLDERS'
                                                STOCK     STOCK       CAPITAL    EARNINGS  FOR SALE, NET     EQUITY
                                             ---------- ---------  ------------  --------- ------------- --------------

                                                                         (IN THOUSANDS)

Balance, June 30, 1993                        $   --     $ 2,085    $   9,302     $  (476)    $      --    $  10,911
Issuance of common stock                                      27           42                                     69
Issuance of preferred stock                    4,600                    7,628                                 12,228
Tax benefit on disqualification of
  stock options                                                            35                                     35
Net income                                                                          2,103                      2,103
Cash dividends on preferred stock                                                    (780)                      (780)
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1994                         4,600       2,112       17,007         847            --       24,566
Common stock issued in acquisition                            33          143                                    176
Issuance of common stock                                      36           47                                     83
Tax benefit on disqualification of
  stock options                                                            55                                     55
Net income                                                                            601                        601
Cash dividends on preferred stock                                                  (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale                                                                                         407          407
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1995                         4,600       2,181       17,252         344           407       24,784
Issuance of common stock                                      16           25                                     41
Tax benefit on disqualification of
   stock options                                                           18                                     18
Net income                                                                          2,402                      2,402
Cash dividends on preferred stock                                                  (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale                                                                                        (603)        (603)
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1996                       $ 4,600     $ 2,197    $  17,295     $ 1,642     $    (196)   $  25,538
                                             =======     =======    =========     =======     =========    =========

The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Cash Flow                                                    YEAR ENDED JUNE 30,
                                                                              -------------------------------------
                                                                                   1996       1995           1994
                                                                              -----------   ---------    ----------
                                                                                        (In thousands)
Cash flows from operating activities:
  Net income                                                                  $     2,402   $     601    $    2,103
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Depreciation and amortization of office properties and equipment                1,140       1,409         1,330
    Provision for income taxes                                                      1,411         330         1,005
    Accretion of deferred loan fees                                                  (223)       (178)          (88)
    Amortization of purchased and originated mortgage servicing rights              1,336         990         3,090
    Amortization of premiums on the sale of loans                                     281         185           418
    Amortization of discounts and premiums, net                                      (488)     (1,419)          (18)
    Net (increase) decrease in loans receivable held for sale                      (3,002)     21,039        98,494
    Provision for loan losses                                                         153          95
    Provision for losses on real estate                                                95          68           150
    Net decrease (increase) in amounts due from purchasers of loans,
       loan servicing rights and mortgage-backed securities                        24,058     (35,441)        8,329
    Federal Home Loan Bank stock dividends                                                                      (64)
    Gains on the sale of loans and loan servicing assets, net                        (925)       (560)      (14,963)
    Gains on the sale of mortgage-backed securities                                (2,950)     (1,388)
    Increase in accrued interest and dividends receivable                            (919)       (460)         (918)
    (Increase) decrease in other assets                                            (2,122)      4,627        (2,463)
    (Decrease) increase in other liabilities                                       (6,314)      5,121          (890)
    Other                                                                              31          33
                                                                              -----------    --------    ----------
Net cash provided by (used in) operating activities                                13,964      (4,948)       95,515
                                                                              -----------    --------    ----------
Cash flows from investing activities:
  Net increase in loans receivable in portfolio                                  (191,821)    (29,089)      (65,905)
  Principal repayments of mortgage-backed securities                                7,016      18,897           715
  Purchase of mortgage-backed securities                                         (244,701)   (256,711)     (162,846)
  Proceeds from sales of mortgage-backed securities                               358,630     266,560
  Purchase of repurchase agreements                                            (2,110,000)   (307,000)   (2,968,000)
  Proceeds from maturities of repurchase agreements                             2,185,000     252,000     2,948,000
  Capital (expenditures) dispositions, net                                         (1,495)         80        (1,927)
  Increase in originated mortgage servicing rights                                   (863)
  Payments for purchased mortgage servicing rights                                 (2,260)        (51)
  Proceeds from sales of purchased servicing rights and premiums on the
    sale of loans                                                                     621         380         9,576
  Proceeds from sale of real estate owned                                             463         650           469
  Purchase of Federal Home Loan Bank stock                                         (3,417)     (3,075)       (3,840)
  Proceeds from redemption of Federal Home Loan Bank stock                          3,300       2,867         1,731
                                                                              -----------    --------    ----------
Net cash provided by (used in) investing activities                                   473     (54,492)     (242,027)
                                                                              -----------    --------    ----------
Cash flows from financing activities:
  Net (decrease) increase in deposits                                             (36,653)     77,419        49,350
  Increase in advances by borrowers for taxes and insurance                         1,496         335            39
  Advances from Federal Home Loan Bank                                             43,500                    69,000
  Repayments of advances and other borrowings from Federal Home Loan Bank, net                (44,000)
  (Repayments of) proceeds from other borrowings, net                             (63,623)     63,623
  Proceeds from issuance of common stock                                               59         138           104
  Proceeds from issuance of preferred stock                                                                  12,228
  Cash dividends paid on preferred stock                                           (1,104)     (1,104)         (780)
                                                                              -----------    --------    ----------
Net cash (used in) provided by financing activities                               (56,325)     96,411       129,941
                                                                              -----------    --------    ----------
Net (decrease) increase in cash and cash equivalents                              (41,888)     36,971       (16,571)
Cash and cash equivalents at beginning of year                                     43,770       6,799        23,370
                                                                              -----------    --------    ----------
Cash and cash equivalents at end of year                                      $     1,882    $ 43,770    $    6,799
                                                                              ===========    ========    ==========
Supplemental disclosures of cash flow information:
  Cash paid for interest                                                      $    18,088    $ 18,683    $   10,782
  Cash paid for income taxes, net of refunds received                               1,208         120           841
Supplemental non-cash activities:
  REO obtained through foreclosure                                            $       199    $  1,133    $      537


The accompanying notes are an integral part of these financial statements.

                SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND
           SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies of Suncoast Savings and Loan Association, FSA ("Suncoast") conform to generally accepted accounting principles ("GAAP") and to general practices within the savings and loan industry. The following summarizes the most significant of those policies and procedures.

         1. Principles of Consolidation--The consolidated financial statements include the accounts of Suncoast and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

         In April, 1995, Suncoast issued common stock to acquire Intra-Coastal Mortgage Company, Inc., a licensed lender/broker. The acquisition was accounted for using the purchase method of accounting, and the effect of the acquisition on the financial statements for the year ended June 30, 1995 was not significant.

         2. Cash and cash equivalents--Cash and amounts due from banks and interest-earning deposits with original maturities of three months or less are considered cash and cash equivalents for cash flow reporting purposes.

         3. Repurchase Agreements, Mortgage-Backed Securities and Investment Securities--On July 1, 1994, Suncoast adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Under FAS 115, investments in debt and equity securities which Suncoast has a positive intent and ability to hold to maturity are classified as "securities held to maturity" and are carried at cost, adjusted for discounts and premiums which are accreted or amortized to estimated maturity under the interest method. In accordance with FAS 115, a security cannot be classified as held to maturity if it might be sold in response to changes in market interest rates, related changes in the security's prepayment risk, liquidity needs, changes in the availability of and the yield on alternative investments, and changes in funding sources and terms. Debt and equity securities purchased or sold for the purpose of a short-term profit are classified as "trading account securities" and are recorded at fair value, with unrealized gains and losses reflected in operations. Suncoast does not have trading account securities. Debt and equity securities not classified as held to maturity or trading account securities are classified as "available for sale". Debt and equity securities available for sale are carried at fair value, with the related unrealized appreciation or depreciation, net of deferred income taxes, reported as a separate component of stockholders' equity. Realized gain or loss on sales of securities is based on the specific identification method.

         At June 30, 1996 and 1995, the portfolio of mortgage-backed securities was classified as available for sale with an unrealized loss (net of taxes) of $196,000 and an unrealized gain (net of taxes) of $407,000, respectively, recorded as a separate component of stockholders' equity.

The portfolio was classified as such because management restructured Suncoast's assets in fiscal 1995 and sold its entire $138.7 million portfolio of fixed rate securities, previously classified as held to maturity, realizing a gain of approximately $486,000.

         4. Mortgage Banking Activities--Suncoast originates mortgage loans for portfolio investment or sale in the secondary market. Mortgage loans are designated as either available for sale or held in portfolio. Mortgage loans held in the portfolio are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts. Mortgage loans available for sale are carried at the lower of cost or fair market value, determined on an aggregate basis, and net unrealized losses, if any, are recognized in a valuation allowance with a corresponding charge to income. Suncoast recognizes gains or losses on the sales of servicing rights when the related sales contract has been executed and legal title and substantially all risks and rewards of ownership of the servicing asset has passed to the buyer. Gains or losses are computed by deducting any associated deferred excess servicing rights, mortgage servicing rights, and other related expenses from the sales proceeds.

         Suncoast minimizes its interest rate risk on loan commitments expected to close and the inventory of mortgage loans held for sale through commitments to permanent investors.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114, ("FAS 114") "Accounting by Creditors for Impairment of a Loan", subsequently amended by FAS 118. Loans within the scope of FAS 114 are measured for impairment based on (a) the present value of expected future cash flows discounted at the loan's effective interest rate,
(b) the market price, or (c) if collateral dependent, the fair value of the collateral. If the value of the loan so determined is less than the loan's recorded value, Suncoast recognizes a loss for the difference by creating a valuation allowance or adjusting an existing valuation allowance with a corresponding charge to operations. FAS 118 amended certain income recognition and disclosure provisions of FAS 114. The adoption of FAS 114 and FAS 118 did not have any significant effect on Suncoast's financial condition and results of operations, due to the composition of the loan portfolio and its policy for establishing its allowance for loan losses.

         At June 30, 1996, 1995 and 1994, Suncoast was servicing loans amounting to approximately $1.5 billion, $1.6 billion and $2.0 billion, respectively. Servicing loans generally consists of collecting mortgage payments, maintaining custodial accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with loans serviced for others, Suncoast held in non-interest or low-interest bearing deposit accounts borrowers' custodial balances of approximately $24.2 million and $37.3 million at June 30, 1996 and 1995, respectively. Suncoast makes a provision for expected unreimbursed costs, which are incurred as a result of Suncoast's responsibility as servicer of Federal Housing Administration (FHA) insured, Veterans Administration (VA) guaranteed, and other loans for investors. The provision is determined based on a number of variables, including the amount of delinquent loans serviced for other investors, the length of delinquency, and the amounts previously advanced on behalf of the borrower that Suncoast does not expect to recover. Actual cost incurred may vary from Suncoast's estimate due to a number of factors beyond Suncoast's control.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 122 ("FAS 122") "Accounting for Mortgage Servicing Rights." FAS 122 requires that rights to service mortgage loans for others acquired through either purchase or origination of mortgage loans be recognized as separate assets if the related mortgage loan is intended to be sold with servicing retained. The adoption of FAS 122 resulted in aggregate realized net gains of approximately $600,000 ($380,000, net of income taxes) on the sale of loans during the year ended June 30, 1996. Purchased mortgage servicing rights ("PMSRs") represent the cost of acquiring the rights to service mortgage loans, and such cost is capitalized and amortized in proportion to, and over the period of, estimated net servicing income.

         Premiums on the sale of loans represent the present value of the cash flows associated with the portion of estimated future interest income retained on loans sold (based upon certain prepayment rate and interest rate assumptions and net of a normal servicing fee), which are recognized as gains on the sale of loans at the time the sales occur. As the cash flows are collected, Suncoast amortizes the premiums and recognizes a normal servicing fee and interest income on the premiums at the rate assumed in determining the present value of the premiums. Such premiums are amortized in proportion to and over the estimated period such cash flows will be collected.

         Suncoast periodically makes an assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. The carrying values of Suncoast's servicing assets, and the amortization thereon, are evaluated in relation to estimated future net servicing cash flows (discounted) to be received and retained. Such carrying values are adjusted for indicated impairments based on management's best estimate of remaining cash flows. Such estimates may vary from the actual remaining cash flows due to prepayments of the underlying mortgage loans and increases in servicing costs. Changes in open market values do not directly affect the expected cash flows used in determining the carrying values.

         5. Office Properties and Equipment--Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years; amortization of leasehold improvements is computed over the terms of the respective leases (including renewal periods which management intends to exercise) or their estimated useful lives, whichever is shorter.

         6. Loan Fees--Suncoast defers loan origination fees (after offsetting certain direct costs of originating the loans) and recognizes these fees using the interest method over the life of the loans as an adjustment of the loans' yield. Loan origination fees received on loans sold are recorded as income upon the sale of the loans. Loan commitment fees received are deferred and recognized similarly over the life of the loan or at the expiration of the commitment if the commitment expires unexercised.

         7. Provisions for Losses--Provisions for loan losses and losses on real estate owned (included in non- interest expenses) include charges to adjust the recorded balances of loans receivable and real estate owned to their estimated net realizable value, as applicable. Such provisions are based on management's estimate of fair market value of the collateral, considering the current and anticipated future operating or sales conditions. Recovery of the carrying value of such loans and real estate owned is dependent to a great extent on economic, operating and other conditions that may be beyond Suncoast's control. Suncoast also provides an allowance for loan losses based upon historical loss experience, delinquency trends, the value of underlying collateral, known and inherent risks in the assets, prepayment rates and the general state of the real estate market.

         8. Provision for Uncollected Interest--When a loan becomes ninety days or more delinquent, Suncoast stops the accrual of interest income and reverses any interest previously accrued but uncollected. Such interest, if ultimately collected, is credited to income in the period of recovery.

         9. Real Estate Owned--Real estate owned represents property acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the fair market value less estimated selling expenses of the property at date of foreclosure. Subsequent adjustments to the fair market value at date of foreclosure are recorded as an expense. Sales of real estate are recorded under the accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Until a contract qualifies as a sale, all collections are recorded as deposits.

         The ability of Suncoast to recover the carrying value of its investment in real estate owned is based upon future sales. The ability to complete such sales is subject to market conditions and other factors, all of which are beyond Suncoast's control.

         10. Income Taxes--Suncoast uses the asset and liability approach to account for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

         11. Earnings (Loss) Per Share--Earnings (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus common stock equivalents applicable to stock options. When dilutive, fully diluted earnings per common share is derived as follows: Earnings (loss) available to common stockholders are increased by preferred dividends paid eliminated upon conversion of preferred shares to common shares. This remainder is divided by the sum of the average number of common shares outstanding for the period plus the added common shares that would have been outstanding if: (a) all of the outstanding preferred shares had been converted into common shares at the beginning of the period and (b) all stock options granted that have economic value were exercised at the beginning of the period, and the related funds that would have been received by Suncoast upon such exercise were used to repurchase outstanding common shares.

         12. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term are the adequacy of reserves available for loan losses and the present value of the estimated future cash flows utilized to calculate loan servicing assets.

         13. New Accounting Standards--In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." This statement requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock based compensation plans using the intrinsic value method of accounting prescribed by existing principles. Suncoast has elected to remain with the existing principles and will make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in FAS 123 had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of FAS 123 are effective for financial statements for Suncoast's fiscal years beginning after June 30, 1996.

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

         14. Reclassifications--Certain amounts reported in prior periods' financial statements have been reclassified to conform to current classifications.


B.       REGULATORY CAPITAL REQUIREMENTS

         Under the regulatory capital regulations of the Office of Thrift Supervision ("OTS"), Suncoast is required to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain tangible capital of at least 1.5% of tangible assets, core capital of at least 3.0% of adjusted tangible assets and risk based capital of at least 8.0% of risk-weighted assets.

         At June 30, 1996 Suncoast exceeded all three of its current capital requirements. The status of the capital requirements of Suncoast at June 30, 1996 is as follows (dollars are in thousands and are unaudited):

                                                       PERCENTAGE            PERCENTAGE    RISK-     PERCENTAGE OF
                                            TANGIBLE     OF         CORE         OF        BASED       RISK-BASED
                                            CAPITAL    ASSETS(1)   CAPITAL    ASSETS(1)   CAPITAL      ASSETS (1)
                                            --------   ---------- ---------  ---------- ----------   -------------
Stockholders' equity before adjustments     $  25,538     6.36%   $  25,538     6.36%   $   25,538        11.05%
Regulatory adjustments:
 General valuation reserves                                                                    657          .28
 Non-qualifying PMSRs                            (720)    (.18)        (720)    (.18)         (720)        (.30)
 Goodwill                                         (47)    (.01)         (47)    (.01)          (47)        (.02)
 Unrealized loss on mortgage-backed
   securities available for sale, net             196      .05          196      .05           196          .08
                                            ---------     ----    ---------     ----    ----------         ----
Regulatory capital                             24,967     6.22       24,967     6.22        25,624        11.09
Minimum capital requirement                     6,024     1.50       12,048     3.00        18,486         8.00
                                            ---------     ----    ---------     ----    ----------         ----

Regulatory capital excess                   $  18,943     4.72%   $  12,919     3.22%   $    7,138         3.09%
                                            =========     ====    =========     ====    ==========         ====

Assets for capital calculation              $ 401,605             $ 401,605             $  231,069
                                            =========             =========             ==========

- -------------------------------

(1) Tangible and core capital percentages are computed as a percentage of tangible and adjusted tangible assets, respectively. The risk-based capital percentage is computed as a percentage of risk-adjusted assets.

         Under current OTS capital rules, PMSRs and OMSRs (collectively, "MSRs") may be included in regulatory capital only to the extent that, in the aggregate, they do not exceed 50% of core capital. For purposes of calculating core capital, MSRs are valued at the lesser of 90 percent of fair market value or 100 percent of their book value (net of any valuation allowance). Any excess amounts are deducted from assets and core capital. The estimated fair market value of MSRs must be determined at least quarterly. Suncoast also uses the services of an independent expert to perform an annual market valuation in accordance with guidance issued by the OTS. The amount of MSRs that may be included in tangible capital is the same as that permitted in core capital.
At June 30, 1996, Suncoast's book value of MSRs was $10.4 million, and based upon a market valuation of MSRs at that date, a deduction from assets and capital for regulatory capital purposes in the amount of $720,000 was necessary.

         The OTS amended risk-based capital rules to incorporate interest-rate risk ("IRR") requirements which require a savings association to hold additional capital if it is projected to experience an excessive decline in net portfolio value in the event interest rates increase or decrease by two percentage points. The additional capital required is equal to one-half of the amount by which any decline in net portfolio value exceeds 2 percent of the savings association's total net portfolio value. Suncoast does not expect the interest-rate risk requirements to have a material impact on its required capital levels at the present time.

         The OTS rules establish the capital levels for which an insured institution will be categorized as: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. A well capitalized institution must have risk-based capital of 10% or more, core capital of 5% or more and Tier 1 risk- based capital (based on the ratio of core capital to risk-weighted assets ) of 6% or more and may not be subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS. The

OTS and other federal banking agencies are required to take prompt corrective action to resolve the problems of critically undercapitalized financial institutions. Suncoast is a well capitalized institution under the definitions as adopted.

C.      REPURCHASE AGREEMENTS AND FEDERAL HOME LOAN BANK STOCK

         During the years ended June 30, 1996 and 1995, Suncoast invested in repurchase agreements but had no such investment at June 30, 1996. These investments were collateralized by U.S. Government securities through agency agreements with a national brokerage firm (the "counter-party"). The securities underlying the agreements are book- entry securities. The securities were delivered by appropriate entry with a third-party custodian as per agreement between Suncoast and the counter-party. Based on month-end balances for the years ended June 30, 1996 and 1995 repurchase agreements averaged $16.7 million and $21.3 million, respectively, the maximum amount outstanding at any month-end in each year was $75.0 million, and the maximum amount outstanding in each year with any single counter-party was $75.0 million. The market values of these agreements approximated their carrying value.

         Federal Home Loan Bank ("FHLB") stock ownership is required for membership in the bank system. Its carrying value approximates market value.

D.       LOANS RECEIVABLE

         Loans receivable at June 30 are comprised of (in thousands):

                                                      1996                   1995
                                                  ------------          -------------
Loans in portfolio:
 Real estate loans:
 Commercial, collateralized by--
  Undeveloped land                                $      3,115          $       5,256
  Office buildings                                       8,287                  7,625
  Hotel property                                        21,692                  9,082
  Retail stores                                         21,552                 17,245
  Multi-family residential and other                    43,836                 34,099
                                                  ------------          -------------
    Total commercial                                    98,482                 73,307
 Residential (one to four family)                      215,044                 55,449
 Construction                                            8,491                  7,085
 Consumer loans                                          1,917                  1,750
                                                  ------------          -------------
                                                       323,934                137,591
Allowance for loan losses                                 (657)                  (504)
Deferred loan fees, net                                   (617)                  (493)
Undisbursed portion of loans in process                 (4,354)                (7,137)
Premiums paid on loans held in portfolio                 2,522                    329
                                                  ------------          -------------
                                                  $    320,828          $     129,786
                                                  ============          =============

Loans held for sale:
 Residential real estate loans                    $      6,675          $       2,962
 Deferred loan fees, net                                   (31)                   (19)
 Premiums paid on loans held for sale                       86                     35
                                                  ------------          -------------
                                                  $      6,730          $       2,978
                                                  ============          =============
Total loans receivable, net                       $    327,558          $     132,764
                                                  ============          =============

         At June 30, 1996, Suncoast had pledged approximately $163.5 million of first mortgage loans as collateral for FHLB advances (see Note L).

         The commercial real estate loans are primarily in the State of Florida and are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of real estate. Loans not accruing interest were $853,000 and $151,000 at June 30, 1996 and 1995, respectively. If non-accrual loans had been accruing interest, interest income of $54,000, $10,000 and $42,000 would have been recorded during the years ended June 30, 1996, 1995 and 1994, respectively.

         The OTS regulatory capital regulations require that the portion of nonresidential construction and land loans in excess of 80% loan-to-value ratio be deducted from total capital for purposes of the risk-based capital standard. At June 30, 1996, Suncoast had no loans subject to this regulation.

         Suncoast originates and purchases both adjustable and fixed interest rate loans. At June 30, 1996, the composition of these loans was approximately as follows (in thousands):

           FIXED-RATE                                                          ADJUSTABLE-RATE
- -------------------------------------------                         ----------------------------------------
Term to                             Term to
maturity                     Carrying value                         rate adjustment           Carrying value
- --------                     --------------                         ---------------           --------------
1mo.-1 yr.                      $       353                         1 mo.-1 yr.               $   217,509
1 yr.-3 yr.                           3,138                         1 yr.-3 yr.                    65,967
3 yr.-5 yr.                           4,261                         3 yr.-5 yr                      8,542
5 yr.-10 yr.                          3,016
10 yr.-20 yr.                         7,204
Over 20 years                        13,944
                                -----------                                                   -----------
Total loans
 in portfolio                        31,916                                                       292,018
Total loans held
 for sale                             6,480                                                           195
                                -----------                                                   -----------
                                $    38,396                                                   $   292,213
                                ===========                                                   ===========

         The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury Bill rates. Future market factors may affect the correlation of the interest rate adjustment with the rates Suncoast pays on the short-term deposits that have been primarily utilized to fund these loans.

         The following summarizes the activity in the allowance for loan losses for the years ended June 30 (in thousands):

                                                                  1996               1995            1994
                                                                ------              -----          ------
Balance, at beginning of year                                     $504               $504            $521
Provision for loan losses                                          153                 95
Chargeoffs and recoveries, net                                                        (95)            (17)
                                                                ------             ------          ------
Balance, at end of year                                         $  657             $  504          $  504
                                                                ======             ======          ======

         At June 30, 1996, Suncoast had commitments to originate and purchase loans, excluding the undisbursed portion of loans in process, of approximately $3.7 million. These commitments are scheduled to be disbursed within one year. Suncoast had also entered into commitments to sell loans of approximately $7.6 million at June 30, 1996 of which approximately $1.0 million are binding on the investor but not on Suncoast. At June 30, 1996, Suncoast had no floating market rate commitments outstanding.

         Loans to executive officers, directors and principal holders of equity securities were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers (unless they were in effect under regulations prior to 1989) and do not involve more than the normal risk of collectibility. The activity regarding these loans is as follows (in thousands):



                          BEGINNING          NEW                             ENDING
YEAR ENDED JUNE 30,        BALANCE          LOANS          REPAYMENTS        BALANCE
- -------------------       ---------         -----          ----------        -------
        1996                $2,199         $  328            $  336           $2,191
        1995                 1,083          1,365               249            2,199
        1994                 2,693                            1,610            1,083


E.       MORTGAGE-BACKED SECURITIES

         At June 30, 1996, mortgage-backed securities with an aggregate book value of $11.8 million were pledged as collateral for FHLB advances (see Note
L). Summarized below are the amortized costs and market value of mortgage-backed securities at June 30, 1996 and 1995 (in thousands):

                                                   GROSS             GROSS
                                   AMORTIZED     UNREALIZED        UNREALIZED         MARKET
                                     COSTS         GAINS             LOSSES            VALUE
                                   --------      ----------        ----------        --------
June 30, 1996:
Adjustable rate:
GNMA                               $ 14,659      $       -          $  (312)         $ 14,347
Private Issue                         4,044                                             4,044
                                   --------      ---------          -------          --------
Total mortgage-backed
 securities                        $ 18,703      $       -          $  (312)         $ 18,391
                                   ========      =========          =======          ========

June 30, 1995:
FHLMC                              $ 59,015        $   414          $  (80)          $ 59,349
FNMA                                 51,069            363             (51)            51,381
FNMA Real Estate Mortgage
 Investment Conduit                  26,126                                            26,126
                                   --------       --------          ------           --------
Total mortgage-backed
 securities                        $136,210       $    777          $ (131)          $136,856
                                   ========       ========          ======           ========


         Mortgage-backed securities as of June 30, 1996 and 1995 were adjustable-rate securities with a term to rate adjustment not exceeding one year.


F.       LOAN SERVICING ASSETS

         1. Purchased mortgage servicing rights--The following table sets forth the activities of Suncoast's PMSRs for the years ended June 30 (in thousands):

                                                       1996            1995            1994
                                                   -----------     -----------     -------------
Balance, at beginning of year                      $     8,572     $     9,511     $     12,830
Cost of acquiring servicing rights                       2,260              51
Sales of servicing rights                                                                  (229)
Amortization charged against loan
 servicing fee income                                   (1,307)           (990)          (3,090)
                                                   -----------    ------------    -------------
Balance, at end of year                            $     9,525    $      8,572    $       9,511
                                                   ===========    ============    =============


         2. Originated mortgage servicing rights ("OMSR")--The following table sets forth the activities of Suncoast's OMSR's for the years ended June 30 (in thousands):

                                                       1996           1995              1994
                                                   -----------     -----------       ----------
Balance, at beginning of year                      $         -     $         -       $        -
Servicing rights originated                                863
Amortization charged against loan
 servicing fee income                                     ( 29)
                                                   -----------     -----------       ----------
Balance, at end of year                                    834     $         -       $        -
                                                   ===========     ===========       ==========

         The fair value of Suncoast's PMSRs and OMSRs is determined annually by an independent firm which has the necessary expertise to perform such valuation studies. At June 30, 1996, the fair value of Suncoast's PMSRs and OMSRs was approximately $10.0 million and $949,000, respectively.

         Fair value has been estimated by using a discounted cash flow model, the most significant assumptions of which are as follows:

         Prepayment Rate--The average "Dealer Prepayment Estimates" as of July 8, 1996 as published by Bloomberg Financial Markets.

         Discount Rate--A base rate of 10.5%, adjusted for loan type, size and remaining term. Cost of Service--$45 incremental per loan per year.

         Ancillary Income--Suncoast's actual ancillary income was utilized for the portfolio purchased prior to 1995 and $10 annually per loan was utilized on the portfolio purchased subsequent to 1995.

         Escrow Balances--Determined using a twelve month weighted average multiple calculated by state.

         For purposes of evaluating and measuring PMSRs and OMSRs for impairment, Suncoast stratifies the population by product type, investor type and interest rate. No valuation allowance for the impairment of PMSRs or OMSRs was required at June 30, 1996.

         The ability of Suncoast to recover the carrying value of the PMSRs and OMSRs is dependent upon certain factors including future prepayment experience, which is influenced by economic and other conditions that may be beyond Suncoast's control. If actual future prepayment experience exceeds the rate anticipated in the valuation study, a reduction in the carrying value of the PMSRs and OMSRs may be required.

         3. Premiums on the sale of loans--The following table sets forth the activities of Suncoast's premiums on the sale of loans for the years ended June 30 (in thousands):

                                                          1996            1995           1994
                                                   -----------     -----------     ----------
Balance, at beginning of year                      $     1,533     $     1,737     $    2,169
Premium on sales                                           107                             14
Sales of servicing rights                                                  (19)           (28)
Amortization charged against loan
servicing fee income                                      (281)           (185)          (418)
                                                   -----------     -----------     ----------
Balance, at end of year                            $     1,359     $     1,533     $    1,737
                                                   ===========     ===========     ==========



         Management has estimated the future constant prepayment rates ("CPRs") used to determine the above premiums based upon an analysis of the actual historical CPRs, comparative industry CPRs and market conditions. Suncoast calculates premiums using the present value model, which calculates present values based upon estimated annual cash inflows.

G.       ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

         Interest and dividends receivable at June 30 are accrued for (in thousands):

                                                       1996            1995
                                                   -----------     -----------
Loans receivable                                   $     2,782     $       885
Mortgage-backed securities                                 164           1,041
Federal Home Loan Bank Stock                                88              68
Repurchase agreements                                                      121
Interest-earning deposits                                    8               8
                                                   -----------     -----------
                                                   $     3,042     $     2,123
                                                   ===========     ===========

H.       REAL ESTATE OWNED

         At June 30, 1996, real estate owned consisted of one single-family residence. The following summarizes the activity in the allowance for losses on real estate owned for the years ended June 30 (in thousands):

                                                         1996           1995             1994
                                                       -------         -------         --------
Balance, at beginning of year                          $     -         $     -          $     -
Provision for losses on real estate                         95              68              150
Chargeoffs and recoveries, net                             (15)            (68)            (150)
                                                       -------         -------         --------
Balance, at end of year                                     80         $     -         $      -
                                                       =======         =======         ========


I.       OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment at June 30 are as follows (in thousands):

                                                      1996            1995
                                                   ---------       ---------
Land                                               $   1,204       $     827
Buildings                                              3,971           3,630
Leasehold improvements                                   839             669
Furniture, fixtures and equipment                      6,890           7,341
                                                   ---------       ---------
                                                      12,904          12,467
Less accumulated depreciation and
 amortization                                          6,264           6,182
                                                   ---------       ---------
                                                   $   6,640       $   6,285
                                                   =========       =========

J.       OTHER ASSETS

         Other assets at June 30 are comprised of (in thousands):

                                                     1996            1995
                                                   ---------       ---------
Foreclosure advances                               $   3,821       $   1,633
Other receivables                                      2,978           1,404
Escrow advances on serviced loans                      1,036           1,580
Prepaid income taxes                                   1,145             302
All other                                                339           2,309
                                                   ---------       ---------
                                                   $   9,319       $   7,228
                                                   =========       =========


K.       DEPOSITS

         The nominal interest rates paid on deposits and related balances are as follows (amounts in thousands):


                      Weighted               June 30, 1996                  June 30, 1995
                  Average Rate at     ------------------------        -----------------------
                   June 30, 1996      Amount           Percent        Amount          Percent
                  ---------------     ------           -------        ------          -------

Negotiable
 order of
 withdrawal
 ("NOW")
 accounts               2.42%         $ 17,751            5.9%        $  6,418            1.9%
Non-interest
 bearing                                   874            0.3%             556            0.2
Money market            3.19%           11,805            3.9%          16,859            5.0
Passbook                4.08%           40,959           13.6%          48,605           14.3
                                      --------         ------         --------         ------
                                        71,389           23.7%          72,438           21.4
                                      --------         ------         --------         ------



Custodial
 accounts                  0%           24,198            8.0%          37,275           11.0
                                      --------         ------         --------         ------
Certificates of
 deposit:
 2.00%-2.99%                               204            0.1%
 3.00%-3.99%                                 4                             411           0.1
 4.00%-4.99%                            29,464            9.8%          11,212           3.3
 5.00%-5.99%                           146,965           48.8%         104,003          30.8
 6.00%-6.99%                            26,194            8.7%         108,712          32.2
 7.00%-7.99%                             2,783            0.9%           3,801           1.1
 8.00%-8.99%                                                                 2           0.1
                                     ---------         ------         --------         -----
Total certificates
 of deposit             5.46%          205,614           68.3%         228,141          67.6%
                                     ---------         ------         --------         -----
                        4.55%        $ 301,201          100.0%        $337,854         100.0%
                                     =========         ======         ========         =====

         The amounts of scheduled maturities of certificate accounts, including those with balances exceeding $100,000, at June 30, 1996 for future fiscal years ending June 30 are summarized below (in thousands):

                                  Certificates
                                    Exceeding                         Total
                                     $100,000                     Certificates
                                   -----------                    ------------
1997                                    $7,389                        $176,957
1998                                       824                          19,699
1999                                       209                           2,955
2000                                       106                           4,430
2001                                       101                           1,573
                                       -------                        --------
                                        $8,629                        $205,614
                                        ======                        ========

         Interest on deposits for the years ended June 30 is summarized below (in thousands):

                                                     1996             1995              1994
                                                   -----------     -----------       ----------
Certificate accounts                               $    12,537     $    11,893       $    7,849
Money market accounts                                      565             420              748
NOW accounts                                               272             451               92
Passbook accounts                                        1,368           1,226               27
                                                   -----------     -----------       ----------
Deposit accounts                                        14,742          13,990            8,716
                                                   -----------     -----------       ----------
Interest on custodial accounts:
 Escrow accounts                                            82              78              105
 Serviced loans paid off                                    67              19              585
                                                   -----------     -----------       ----------
                                                           149              97              690
                                                   -----------     -----------       ----------
Total interest on deposits                         $    14,891     $    14,087       $    9,406
                                                   ===========     ===========       ==========


L.       ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

         Advances from the Federal Home Loan Bank and other borrowings at June 30 are summarized as follows (in thousands):

                                                     AT JUNE 30, 1996                       DURING YEAR ENDED JUNE 30, 1996
                                  ---------------------------------------------------       -------------------------------
                                                                                                Average         Maximum
                                                                                                Balance         Weighted
                                  Outstanding               Average Rate     Maturity          Outstanding    Outstanding
                                  -----------               ------------     --------          -----------    -----------
Advances from FHLB
  Short term                           $67,000                   5.30%        7/96-2/97          $50,963        $117,000
  Long term                              1,500                   6.65           12/05              1,000           1,500
Borrowings under reverse
 repurchase agreements                                                                               850          10,199
Borrowings under fixed coupon
 dollar reverse repurchase0
 agreements                                                                                        2,631          31,572
                                      --------                   ----
                                      $ 68,500                   5.30%
                                      ========                   ====

                                                     AT JUNE 30, 1995                      DURING YEAR ENDED JUNE 30, 1995
                                  -----------------------------------------------------    --------------------------------
                                                                                               Average           Maximum
                                  Balance                     Weighted                         Balance           Balance
                                  Outstanding               Average Rate     Maturity         Outstanding      Outstanding
                                  -----------               ------------     --------         -----------      -----------

Advances from
 FHLB - short term                $ 25,000                    6.13%             5/96           $  61,371         $ 108,000
Borrowings under
 reverse
 repurchase
 agreements                         32,051                    6.09            7/95-8/95           20,821            62,766
Borrowings under
 fixed coupon
 dollar reverse
 repurchase
 agreements                         31,572                    5.77              7/95              10,025            35,148
                                  --------                    ----
                                  $ 88,623                    5.99%
                                  ========                    ====


         At June 30, 1996, Suncoast is a party to two advance agreements with the FHLB whereby the FHLB will provide borrowings as requested by Suncoast when such borrowings are secured by specific collateral. Under the first agreement, advances are secured by government securities and U.S. government agency securities with a market value of 103% of the advance amount. Under the second agreement, advances are secured by a blanket floating loan on eligible single family residential mortgage loan collateral. In determining the amount of advances available under the second agreement, the unpaid principal balance of eligible collateral is discounted to 75% (see note D). The stock of the FHLB owned by Suncoast is also pledged as collateral for advances under this agreement. After meeting all of its collateral requirements, Suncoast had excess qualifying assets eligible as collateral for additional borrowings under this agreement of approximately $54.1 million at June 30, 1996.

         Suncoast enters into sales of securities under agreements to repurchase, which are treated as financings. The obligations to repurchase securities sold are reflected as a liability and the carrying amount of the securities underlying the agreements is included in mortgage-backed securities available for sale in the Consolidated Statements of Financial Condition. Mortgage-backed securities sold under reverse repurchase agreements are delivered to the broker- dealers who arrange the transactions. The broker-dealers may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operation, and agree to resell to Suncoast the identical securities at the maturities of the agreements. As of June 30, 1996, no such financings were outstanding.

         Suncoast also enters into fixed coupon dollar reverse repurchase agreements, which are treated as financings. Under a fixed coupon dollar reverse repurchase agreement, Suncoast sells a security and agrees to repurchase another security which is substantially the same as the one sold. These agreements are accounted for in the same manner as reverse repurchase agreements. As of June 30, 1996, no such financings were outstanding.

         During the period from July 1, 1993 to February 28, 1995, RFC, a lender, provided Suncoast with a revolving warehouse credit facility for as much as $100.0 million which bore interest either at the prime rate or at tiered rates over the U.S. Dollar London Interbank Offered Rate. Suncoast drew advances on this line of credit to fund its mortgage originations and the advances were collateralized by specific mortgages originated and awaiting sale by Suncoast.

Commitment fees of $41,666 and $58,800 were paid during Fiscal 1995 and 1994, respectively, to RFC by Suncoast to use the credit line. Upon expiration, this credit line was not renewed by Suncoast.

         Interest expense on borrowed funds for the years ended June 30 is summarized below (in thousands):

                                                     1996            1995             1994
                                                   --------         -------         --------

Advances from:
  FHLB                                             $   2,772        $  3,155        $     349
  RFC                                                                                   1,155
Reverse repurchase agreements                            159           1,283
Dollar reverse repurchase agreements                     115             493
                                                   ---------        --------         --------
                                                   $   3,046        $  4,931         $  1,504
                                                   =========        ========         ========

M.       LEASES

         Suncoast leases space for its administrative offices, two savings branch offices, storage facilities and certain equipment. All office leases have escalation clauses tied either to a fixed schedule or to increases in the Consumer Price Index. The following is a schedule of approximate future minimum payments required under these operating leases at June 30, 1996 for future fiscal years ending June 30 (in thousands):


1997                                $1,078
1998                                   906
1999                                   881
2000                                   610
2001                                    66
Thereafter                               -
                                    ------
                                     3,541
Less:
  Income from subleases                147
                                    ------
                                    $3,394
                                    ======

         Rent expense was $1.2 million, $2.0 million and $2.1 million for the years ended June 30, 1996, 1995, and 1994, respectively.

N.       STOCKHOLDERS' EQUITY

         Suncoast has an incentive stock option plan approved by its Board of Directors and stockholders. There are 467,500 total shares in the plan, and a total of 349,760 shares of common stock are reserved and authorized for issuance under this plan. Transactions relating to this stock option plan for the three year period ended June 30, 1996 are as follows:

                                                               Options               Option Price
                                                             Outstanding               Per Share
                                                             -----------             ------------
Balance, June 30, 1993                                           349,400              $ 2.00-3.00
  Exercised                                                      (24,400)               2.00-3.00
  Cancelled                                                       (8,200)               2.00-3.00
                                                              ----------             ------------
Balance, June 30, 1994                                           316,800                2.00-3.00
  Granted                                                         84,000                7.19-7.38
  Exercised                                                      (33,000)               2.00-3.00
  Cancelled                                                      (11,600)               2.00-7.38
                                                              ----------             ------------
Balance, June 30, 1995                                           356,200                2.00-7.38
  Granted                                                          7,000                     6.94
  Exercised                                                      (14,400)               2.00-3.00
  Cancelled                                                      (26,800)               2.00-7.38
                                                              ----------             ------------
Balance, June 30, 1996                                           322,000             $  2.00-7.38
                                                              ==========             ============

         At June 30, 1996 and 1995, options for 284,600 and 274,800 shares were exercisable at an average price per share of $3.26 and $3.12, respectively.

         Suncoast has an Employee Stock Bonus/401K Plan (Stock Bonus Plan) for the benefit of certain eligible employees of Suncoast. Contributions to the Stock Bonus Plan by Suncoast are at the discretion of Suncoast's Board of Directors. No contributions were made to the Stock Bonus Plan for the years ended June 30, 1996 and 1995. Suncoast expensed $224,400 for contributions made to the Stock Bonus Plan for the year ended June 30, 1994.

         There are various regulatory limitations on the extent to which Suncoast can pay dividends. Suncoast is required to comply with the OTS capital distribution regulations, which condition Suncoast's ability to make certain dividend distributions on Suncoast's capital level and supervisory condition. The OTS has established a three-tiered qualification system, and gives savings associations meeting their fully phased-in capital requirements greater flexibility to pay dividends than associations that must build their capital levels to reach the fully phased-in capital requirement. Even though Suncoast presently meets its fully phased-in capital requirements, dividends cannot be paid if Suncoast does not meet its capital requirements at a future date or if payment of dividends would cause Suncoast not to meet its capital requirements. The payment of dividends is also prohibited if after such payment Suncoast would be considered undercapitalized. Moreover, the OTS has the authority to prohibit the payment of dividends even if Suncoast meets its capital requirements if such payments would affect the safety and soundness of the institution.

         On July 9, 1993, Suncoast issued 920,000 shares of its 8% Noncumulative Convertible Preferred Stock, Series A (the "Preferred Stock") in a public offering which added net proceeds of approximately $12.2 million to stockholders' equity. The Preferred Stock is convertible by the holder into Suncoast Common Stock at any time, unless previously redeemed by Suncoast, at a conversion price of $9.00 per share of Common Stock. Suncoast can redeem the Preferred Stock after July 1, 1995, at a redemption price of $15.00 per share if the Common Stock is trading at a minimum price of $10.80 per share for 20 to 30 trading days prior to redemption.

The Preferred Stock is otherwise redeemable from July 1, 1998 to June 30, 1999 at $16.20 per share and at declining premiums thereafter. Dividends on the Preferred Stock are payable at an annual rate of $1.20 per share if, when and as declared by Suncoast's Board of Directors. Dividends are not cumulative and are payable quarterly in arrears. Dividends on the Preferred Stock were paid each quarter after the issuance of the stock and amounted to $1.1 million in each of the years ended June 30, 1996 and 1995. In connection with this stock offering, Suncoast issued warrants to the offering underwriters to purchase an aggregate of 80,000 shares of Preferred Stock. These warrants are exercisable at a price per share of $18.00 in the case of Preferred Stock or at $10.80 in the case of Common Stock for a period of four years after July 9, 1994. At June 30, 1996, none of these warrants had been exercised and none of the Preferred Stock had been converted or redeemed.

         Suncoast has a deferred compensation plan to provide its President with a supplemental retirement benefit. Under this plan, Suncoast funded an irrevocable trust with a lump sum of $213,000, which has been invested in corporate- owned life insurance. The President will be fully vested in the plan in 1997. Suncoast recorded an expense of $49,000 and $108,000 under this Plan in Fiscal 1996 and Fiscal 1995, respectively.


O.       INCOME TAXES

         The provision for income taxes for the years ended June 30 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                   1996                        1995                         1994
                         ----------------------        --------------------        ---------------------
                             %          Amount             %        Amount             %         Amount
                         ---------     --------        ---------   --------        ---------    --------
Statutory U.S.
 tax rates                  35.0         $1,335          35.0       $326              35.0       $1,088
Increase (decrease)
 in rates resulting
 from:
Benefit of Federal
 surtax exemption                                                                     (1.0)         (31)
State tax (net of
 Federal benefit)            3.7            141          3.7          34               3.2          100
Other                       (1.7)           (65)        (3.3)        (30)             (4.9)        (152)

                            ----         ------         ----        ----              ----      -------
                            37.0         $1,411         35.4        $330              32.3      $ 1,005
                            ====         ======         ====        ====              ====      =======

         The components of the provision for income taxes for the years ended June 30, 1996, 1995 and 1994 consist of (in thousands):

                                                      1996            1995              1994
                                                   ----------      -----------       ----------
Current:
 Federal                                           $       950     $        24       $      555
 State                                                      95              61              153
                                                   -----------     -----------       ----------
Total current                                            1,045              85              708
                                                   -----------     -----------       ----------
Deferred:
 Federal                                                   326             209              267
 State                                                      22             (19)              (5)
                                                   -----------     -----------       ----------
Total deferred                                             348             190              262
                                                   -----------     -----------       ----------
Tax benefit for disqualification of
 stock options credited to stockholders'
 equity                                                     18              55               35
                                                   -----------     -----------       ----------
Total provision                                          1,411     $       330       $    1,005
                                                   ===========     ===========       ==========


         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows (in thousands):

                                                      1996            1995
                                                   --------         --------
Deferred tax asset:
 Capitalized servicing costs                       $    375         $    442
 Deferred loan fees                                     243              191
 Deferred gain on sale of servicing                                       38
 Accrued vacation                                        76               81
 Reserves                                               278              189
 Unrealized loss on mortgage-backed
    securities available for sale                       117
 Alternative minimum tax credit carryover                                 66
 Other                                                   87               40
                                                   --------         --------
Gross deferred tax asset                              1,176            1,047
                                                   --------         --------
Deferred tax liability:
 Deferred premium on loans sold                         468              573
 Deferred premium on loans in portfolio                 230              123
 Fixed assets                                           199              137
 Book over tax basis for originated
   mortgage servicing rights                            312
 Unrealized gain on mortgage-backed
  securities available for sale                                          239
 Other                                                   74               90
                                                   --------         --------
Gross deferred tax liability                          1,283            1,162
                                                   --------         --------
Deferred tax asset valuation allowance                   --              ---
                                                   --------         --------
Net deferred tax (liability) asset                 $   (107)        $   (115)
                                                   ========         ========

         Management believes, based on Suncoast's earnings history and its future expectations, that Suncoast will have sufficient taxable income in future years to realize the net deferred income tax asset. In evaluating the expectation of sufficient future taxable income, management considered future reversal of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required as of June 30, 1996 and 1995 as it was management's assessment that, based on available information, it is more likely than not that the deferred tax asset will be realized. A valuation will be established if there is a change in management's assessment of the amount of the net deferred tax asset that is expected to be realized.


P.       OTHER INCOME

         The following is a computation of Suncoast's gains on the sale of loans and loan servicing rights for the years ended June 30 (in thousands):

                                                      1996             1995             1994
                                                   -----------      ----------      -----------
Proceeds from sales of loans
  and loan servicing rights                        $   117,818      $   79,873      $ 2,181,886
Carrying value of loans sold                          (117,000)        (79,313)      (2,166,937)
                                                   -----------      ----------      -----------
Cash before premiums
 on the sale of loans                                      818             560           14,949
Premiums on the sale of loans                              107                               14
                                                   -----------      ----------      -----------
                                                   $       925      $      560      $    14,963
                                                   ===========      ==========      ===========

         Other income for the years ended June 30 consists of (in thousands):

                                     1996            1995            1994
                                    ------          ------          ------
Loan processing and other
 fees from RTC contracts            $  169          $  573          $1,004
Rental income                          306             310             180
Other                                  342             433             371
                                    ------          ------          ------
                                    $  817          $1,316          $1,555
                                    ======          ======          ======

Q.       OTHER EXPENSES

         Other expenses for the years ended June 30 consists of (in thousands):

                                                       1996              1995            1994
                                                       -------         --------        --------
Loan expenses                                          $   375         $   824         $  2,162
Federal deposit insurance                                  859             773              772
Foreclosure expenses on servicing
 portfolio                                                 995             614              487
Data processing                                            645             535              634
Telephone                                                  329             469            1,247
Business insurance                                         421             463              640


Professional and legal                                     356             381              294
Postage and overnight delivery                             172             240              736
Stationery and supplies                                    240             210              502
Bank service charges and fees                              109              95              207
Other                                                      879           1,007            1,364
                                                       -------       ---------         --------
                                                       $ 5,380         $ 5,611          $ 9,045
                                                       =======       =========         ========

R.       BUSINESS SEGMENTS

         Suncoast's operations consist of activities in three principal business segments: banking, mortgage banking and loan servicing. Revenues in the banking segment consist primarily of interest on mortgage loans and investment securities. Mortgage banking activities derive revenues primarily from the interest on loans held for sale, sales of loans in the secondary mortgage market, sale of loan servicing rights and loan origination income. Loan servicing activities derive revenues primarily from the collection of fees on loans serviced. During 1995, Suncoast shifted its primary business emphasis from mortgage banking to banking. The following is segment information for the fiscal years ended June 30 (in thousands):

                                                        1996            1995             1994
                                                      --------        --------         --------
BANKING
Revenues:
 Interest income                                      $ 23,949        $ 25,011         $  9,358
 Gains on the sale of
   mortgage-backed securities                            2,950           1,388
 Other income                                              731           1,117            1,154
                                                      --------        --------         --------
                                                        27,630          27,516           10,512
                                                      --------        --------         --------
Expenses:
 Interest expense                                       16,489          18,499            6,449
 Employee compensation
  and benefits                                           3,048           1,918            1,311
Depreciation                                               396             212              178
Provision for losses on real
 estate                                                     95              68              150
Provision for loan losses                                  153              95
Other expenses                                           2,700           2,318            1,557
                                                      --------        --------         --------
                                                        22,881          23,110            9,645
                                                      --------        --------         --------
Banking income before income
 taxes                                                $  4,749        $  4,406         $    867
                                                      ========        ========         ========

MORTGAGE BANKING
Revenues:
 Interest income                                      $  1,654        $    300         $  5,526
 Gains on the sale of loans and
 loan servicing assets, net                                304             560           14,963
Loan origination and other income                          331             336            6,212
                                                      --------        --------         --------
                                                         2,289           1,196           26,701
                                                      --------        --------         --------

Expenses:
 Interest expense                                        1,009             236            3,703
 Employee compensation
 and benefits                                            1,272           2,438           13,347
Depreciation                                               134             412              564
Other expenses                                           1,050           2,667            8,249
                                                      --------        --------         --------
                                                         3,465           5,753           25,863
                                                      --------        --------         --------
Mortgage banking income (loss)
 before income taxes                                  $ (1,176)       $ (4,557)        $    838
                                                      ========        ========         ========

LOAN SERVICING
Revenues:
 Loan servicing fees                                  $  6,016        $  7,450         $  8,088
Amortization of loan
 servicing assets                                       (1,617)         (1,175)          (3,508)
                                                      --------        --------         --------
Loan servicing income                                    4,399           6,275            4,580
Interest income                                          2,355           2,544            3,727
Gain on sale of loans and
 loan servicing assets, net                                621
Other income                                               190             254              264
                                                      --------        --------         --------
                                                         7,565           9,073            8,571
                                                      --------        --------         --------
Expenses:
 Interest expense                                          439             283              758
 Employee compensation
 and benefits                                            2,920           3,649            3,704
 Depreciation                                              610             784              559
 Other expenses                                          3,356           3,275            2,147
                                                      --------        --------         --------
                                                         7,325           7,991            7,168
                                                      --------        --------         --------
Loan servicing income (loss)
 before income taxes                                  $    240        $  1,082         $  1,403
                                                      ========        ========         ========

Assets:
 Banking                                              $372,861        $439,175         $297,926
 Mortgage banking                                        8,844           6,356           43,827
 Loan servicing                                         20,864          16,822           17,337
                                                      --------        --------         --------
                                                      $402,569        $462,353         $359,090
                                                      ========        ========         ========

Capital dispositions
(expenditures), net:
 Banking                                              $   (447)       $      8         $    (81)
 Mortgage banking                                         (188)             64           (1,760)
 Loan servicing                                           (860)              8              (86)
                                                      --------        --------         --------
                                                      $ (1,495)       $     80         $ (1,927)
                                                      ========        ========         ========

S.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

  -- The book value was used as a reasonable estimate of fair value for cash and amounts due from depository institutions, interest-bearing deposits, variable rate loans and fixed rate loans with maturities less than one year, demand and savings deposits, and short-term time deposits.
  -- The book value was used as a reasonable estimate of fair value for stock issued by the Federal Home Loan Bank and short-term repurchase agreements maturing within one month.
  -- Fair values of fixed rate loans and certificates of deposit with maturities greater than one year are estimated by discounting the future cash flows using the current rates at which similar instruments would be issued with comparable credit ratings and terms.
  -- The fair values of commitments, letters of credit and guarantees are equal to their contractual amount based on the assumptions that Suncoast will be required to perform on all such instruments existing.
  -- The fair value of loan servicing assets is determined by independent valuation or discounted cash flow analysis as discussed in Note F.

         Since the reported fair values of financial instruments are based on a variety of factors, they may not represent actual values that could have been realized or that will be realized in the future.

         The estimated fair values of Suncoast's financial instruments for which fair value differed from book value are as follows (in thousands):

                                                    June 30, 1996                       June 30, 1995
                                            ----------------------------        ----------------------------
                                            Book Value        Fair Value        Book Value        Fair Value
                                            ----------        ----------        ----------        ----------

Loans receivable in portfolio                 $    31,563       $ 31,635         $    16,568       $  16,634
Loan servicing assets                         $    11,718       $ 12,140         $    10,105       $  10,186
Certificates of deposit                       $    28,657       $ 29,103         $    40,458       $  40,758


T.       CONTINGENCIES

         In order to increase the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation to its minimum required reserve ratio of 1.25%, a proposal has been made to impose a special one-time assessment of 65 to 90 basis points on all SAIF-insured deposits as of March 31, 1995. This one-time assessment may be payable in 1997 at which point the Association's annual premium would thereafter be reduced. If the assessment is made at the currently proposed rate, the effect on the Bank would be an after-tax charge of approximately $1.9 million.

U.       SUBSEQUENT EVENT

         On July 15, 1996, Suncoast entered into a definitive agreement to be acquired by BankUnited Financial Corporation ("BankUnited"). Under terms of the agreement one share of BankUnited Class A Common Stock will be issued for each share of Suncoast Common Stock. Each share of Suncoast Preferred Stock will be exchanged for a new issue of BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. The transaction is subject to stockholder and regulatory approvals and other conditions and is expected to close by December 1996.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
- -----------------------------------------------------------------------------
Consolidated Quarterly Results (Unaudited)

- -----------------------------------------------------------------------------
The following table summarizes the quarterly results of operations for the fiscal years ended June 30, 1996 and 1995 (in thousands, except per share data):




                                                                    First Quarter                   Second Quarter
                                                                 Ended September 30,               Ended December 31,
                                                                 ---------------------           ---------------------
                                                                  1995           1994             1995           1994
                                                                 ------         ------           ------        -------
Income                                                           $9,510         $8,502           $9,333         $9,371
Expense                                                           8,804          8,201            8,613          9,170
                                                                 ------         ------           ------         ------
Net income                                                          706            301              720            201
Preferred stock dividends                                           276            276              276            276
                                                                 ------         ------           ------         ------
Earnings (loss) available to common stockholders                 $  430         $   25           $  444         $  (75)
                                                                 ======         ======           ======         ======

Earnings (loss) per share - primary                              $ 0.20         $ 0.01           $ 0.21         $(0.04)
Earnings per share - fully diluted                               $ 0.19            *             $ 0.20            *
                                                                 ======         ======           ======         ======

                                                                     Third Quarter                   Fourth Quarter
                                                                     Ended March 31,                 Ended June 30,
                                                                 ----------------------          ---------------------
                                                                  1996           1995             1996           1995
                                                                 ------         -------          ------        -------
Income                                                           $9,136         $9,755           $9,505        $10,157
Expense                                                           8,633          9,926            9,032          9,887
                                                                 ------         ------           ------        -------
Net income (loss)                                                   503           (171)             473            270
Preferred stock dividends                                           276            276              276            276
                                                                 ------         ------           ------        -------
Earnings (loss) available to common stockholders                 $  227         $ (447)          $  197        $    (6)
                                                                 ======         ======           ======        =======

Earnings (loss) per share - primary                              $ 0.10         $(0.23)          $ 0.10        $    -
Earnings per share - fully diluted                               $ 0.10             *            $ 0.10             *
                                                                 ======         ======           ======        =======


* Omitted due to anti-dilution.